EXHIBIT 99.1

SIMTEK CORPORATION RAISES

$2.5 MILLION IN PRIVATE EQUITY FINANCING

COLORADO SPRINGS, Colo., Oct. 12 -- Simtek Corporation (OTC Bulletin Board: SRAM - News), announced today that it has closed a $2.5 million private placement of 5,159,959 shares of common stock, priced at $0.4845 per share, with certain institutional investors. The investors in the transaction will also receive warrants to purchase an additional 2,579,980 shares of common stock at a price of $0.627 per share and with a term of five years. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.

Doug Mitchell, President and CEO of Simtek Corporation said: "This financing provides the working capital necessary to build Simtek's market position as we continue to optimize our production capacity and introduce new products. We are pleased to be in a much stronger financial position moving forward and expect very positive operational results from the use of these funds."

About Simtek

Simtek Corporation delivers fast re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.